Exhibit 99.1
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064
For immediate release
Nelnet Reports Strong Earnings and Asset Growth
•	Student loan assets reach $26.2 billion, up 10 percent in first six months of 2007

•	Fee-based revenue 53 percent of total revenue
LINCOLN, Neb., July 31, 2007 — Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the first six months of 2007 of $29.5 million, or $0.59 per share, compared with $97.8 million, or $1.80 per share, for the first six months of 2006. Base net income excluding discontinued operations for the first six months of 2007 was $46.4 million, or $0.92 per share, and is comparable to $37.8 million, or $0.70 per share, for the first six months of 2006.
GAAP net income for the second-quarter 2007 was $14.8 million, or $0.30 per share, compared with $45.8 million, or $0.84 per share, for the second-quarter 2006. Base net income excluding discontinued operations for the second-quarter 2007 was $21.7 million, or $0.44 per share, and is comparable to $18.8 million, or $0.34 per share, for the same period a year ago.
On May 25, 2007, Nelnet sold EDULINX Canada Corporation, a Canadian student loan service provider and subsidiary of the company. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations.
“We are pleased with our results for the first six months and second quarter, especially the strength of our asset growth and the diversification and revenue contribution from our fee-based businesses,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. “These key elements of originating assets, diversification, and fee-based revenue have been and will continue to be an important part of our business strategy for mitigating margin compression and delivering long-term value. As the legislative process approaches a resolution, we will maintain our focus on these key elements and on providing exceptional service to students, families, and schools throughout the education life cycle.”
Student Loan Assets
Since December 31, 2006, net student loan assets have increased 10 percent, or $2.4 billion, from $23.8 billion to $26.2 billion at June 30, 2007.
Fee-based Revenue
Fee-based revenue in the first six months of 2007 and the second quarter of 2007 represented 53 percent of Nelnet’s total revenue for both periods. This is an increase from the first six months of 2006 and second quarter of 2006 when fee-based revenue represented 37 percent and 36 percent of total revenue, respectively.
Income from loan and guarantee servicing fees reached $62.1 million for the first six months of 2007, up from $59.2 million in the first six months of 2006. In the second quarter of 2007, loan and guarantee servicing income grew to $31.6 million from $28.9 million in the second quarter of 2006.
Other fee-based income increased to $78.3 million for the first six months of 2007 compared with $34.2 million for the first six months of 2006. For the second quarter of 2007, other fee-based income increased to $38.3 million, up from $16.1 million in the same period a year ago. Other fee-based income includes Nelnet’s list management, direct marketing, tuition payment plan, and enrollment services businesses. In large part, the increase in fee-based revenue is attributable to acquisitions.

Margin Analysis
Net interest income for the first six months of 2007 was $136.0 million compared with $172.3 million for the first six months of 2006. For the second quarter of 2007, Nelnet reported net interest income of $68.0 million compared with $86.1 million for the second quarter of 2006. Net interest income for the first six months of 2006 and second quarter of 2006 includes a special allowance yield adjustment of $24.5 million and $10.6 million, respectively.
The company reported core student loan spread of 1.28 percent for the first six months of 2007 compared with 1.51 percent in the same period in 2006. For the second quarter of 2007, Nelnet reported core student loan spread of 1.28 percent compared with 1.49 percent in the same period of 2006 and 1.29 percent for the first quarter of 2007.
Operating Expenses
For the first six months of 2007, the company reported operating expenses of $241.9 million compared with $194.5 million for the first six months of 2006. Operating expenses were $120.7 million in the second quarter of 2007 compared with $101.3 million for the same period a year ago. The increase in operating expenses is primarily attributable to acquisitions.
Non-GAAP Performance Measures
A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release that is available online at www.nelnetinvestors.com/releases.cfm?reltype=Financial.
Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 866.558.6869 and international callers should dial 913.643.4199 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.com under the conference calls and Web casts menu. A replay of the conference call will be available between 1:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) August 7, 2007. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 1546828. A replay of the audio Web cast will also be available at www.nelnetinvestors.com.
About Nelnet
For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in borrower loan discounts and other benefits, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs approximately 3,500 associates, and has $26.2 billion in net student loan assets.
Additional information is available at www.nelnet.com.
Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet’s operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. For more information see our filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Income

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except share data)

Interest income:
Loan interest	$439,720	$418,113	$383,867	$857,833	$731,389
Amortization of loan premiums and deferred origination costs	(22,634)	(21,059)	(21,125)	(43,693)	(42,987)
Investment interest	18,783	21,425	24,249	40,208	43,726

Total interest income	435,869	418,479	386,991	854,348	732,128

Interest expense:
Interest on bonds and notes payable	367,893	350,495	300,844	718,388	559,793

Net interest income	67,976	67,984	86,147	135,960	172,335
Less provision for loan losses	2,535	2,753	2,190	5,288	11,808

Net interest income after provision for loan losses	65,441	65,231	83,957	130,672	160,527

Other income (expense):
Loan and guarantee servicing income	31,610	30,466	28,926	62,076	59,216
Other fee-based income	38,262	40,029	16,074	78,291	34,229
Software services income	5,848	5,748	4,018	11,596	7,427
Other income	2,937	6,879	2,906	9,816	4,893
Derivative market value, foreign currency, and put option adjustments	5,547	(12,130)	29,080	(6,583)	68,343
Derivative settlements, net	5,196	4,240	6,702	9,436	11,446

Total other income (expense)	89,400	75,232	87,706	164,632	185,554

Operating expenses:
Salaries and benefits	59,761	61,704	54,753	121,465	104,252
Other expenses	54,394	52,887	40,720	107,281	79,143
Amortization of intangible assets	6,491	6,638	5,817	13,129	11,115

Total operating expenses	120,646	121,229	101,290	241,875	194,510

Income before taxes	34,195	19,234	70,373	53,429	151,571

Income tax expense	13,306	7,264	26,038	20,570	56,080

Income before minority interest	20,889	11,970	44,335	32,859	95,491

Minority interest in net earnings of subsidiaries	—	—	—	—	(242)

Income from continuing operations	20,889	11,970	44,335	32,859	95,249

Income (loss) from discontinued operations, net of tax	(6,135)	2,810	1,418	(3,325)	2,570

Net Income	$14,754	$14,780	$45,753	$29,534	$97,819

Earnings (loss) per share, basic and diluted
Income from continuing operations	$0.42	$0.23	$0.81	$0.66	$1.75
Income (loss) from discontinued operations, net of tax	(0.12)	0.06	0.03	(0.07)	0.05

Net Income	$0.30	$0.29	$0.84	$0.59	$1.80

Weighted average shares outstanding	49,452,960	50,982,187	54,297,230	50,213,349	54,269,440

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	June 30,	December 31,	June 30,
	2007	2006	2006
	(unaudited)		(unaudited)
	(dollars in thousands)
Assets:
Student loans receivable, net	$26,174,958	$23,789,552	$22,404,492
Cash, cash equivalents, and investments	1,367,257	1,773,751	1,971,740
Goodwill	191,256	191,420	145,950
Intangible assets, net	146,542	161,588	171,942
Assets of discontinued operations	—	27,309	34,232
Other assets	993,361	853,253	825,076

Total assets	$28,873,374	$26,796,873	$25,553,432

Liabilities:
Bonds and notes payable	$27,791,146	$25,562,119	$24,327,855
Liabilities of discontinued operations	—	7,732	13,182
Other liabilities	471,050	555,172	460,206

Total liabilities	28,262,196	26,125,023	24,801,243

Shareholders’ equity	611,178	671,850	752,189

Total liabilities and shareholders’ equity	$28,873,374	$26,796,873	$25,553,432

Return on average total assets	0.21%	0.27%	0.81%
Return on average equity	9.5%	9.6%	27.4%
Shareholders’ equity to total assets	2.12%	2.51%	2.94%